CUSIP No. 45031W 10 7                                             Page 1 of 11

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                               AMENDMENT NUMBER 1

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              I-Sector Corporation
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45031W 10 7
                    ----------------------------------------
                                 (CUSIP Number)

                          PEAK6 Capital Management, LLC
                        209 S. LaSalle Street, Suite 200
                             Chicago, Illinois 60604
 ------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                February 13, 2001
          ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement

If the filing person has previously filed a statement on Schedule 13G to report the acquisitions which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The Remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed t be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

CUSIP No. 45031W 10 7                                             Page 2 of 11

                                  SCHEDULE 13D

===============================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jennifer J. Makowiec
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  /x/
                                                                      (b)  / /

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED           / /
         PURSUANT TO ITEMS 2(d) OR 2(E)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
 NUMBER OF                 7    SOLE VOTING POWER
  SHARES
BENEFICIALLY               ----------------------------------------------------
 OWNED BY                  8    SHARED VOTING POWER
   EACH
 REPORTING                      341,400 shares
PERSON WITH                ----------------------------------------------------
                           9    SOLE DISPOSITIVE POWER


                           ----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                341,400 shares
-------------------------------------------------------------------------------
11       AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY EACH REPORTING PERSON

         341,400 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                     / /
         EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.4%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
================================================================================

CUSIP No. 45031W 10 7                                             Page 3 of 11

                                  SCHEDULE 13D

===============================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Matthew N. Hulsizer
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  /x/
                                                                      (b)  / /

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED           / /
         PURSUANT TO ITEMS 2(d) OR 2(E)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
 NUMBER OF                 7    SOLE VOTING POWER
  SHARES
BENEFICIALLY               ----------------------------------------------------
 OWNED BY                  8    SHARED VOTING POWER
   EACH
 REPORTING                      341,400 shares
PERSON WITH                ----------------------------------------------------
                           9    SOLE DISPOSITIVE POWER


                           ----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                341,400 shares
-------------------------------------------------------------------------------
11       AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY EACH REPORTING PERSON

         341,400 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                     / /
         EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.4%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
================================================================================

CUSIP No. 45031W 10 7                                             Page 4 of 11

                                  SCHEDULE 13D

===============================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  PEAK6 Capital Management, LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  /x/
                                                                      (b)  / /

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED           / /
         PURSUANT TO ITEMS 2(d) OR 2(E)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
 NUMBER OF                 7    SOLE VOTING POWER
  SHARES                        341,400 shares
BENEFICIALLY               ----------------------------------------------------
 OWNED BY                  8    SHARED VOTING POWER
   EACH
 REPORTING
PERSON WITH                ----------------------------------------------------
                           9    SOLE DISPOSITIVE POWER

                                341,400 shares
                           ----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
11       AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY EACH REPORTING PERSON

         341,400 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                     / /
         EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.4%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         BD
================================================================================

CUSIP No. 45031W 10 7                                             Page 5 of 11

                                  SCHEDULE 13D

===============================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  PEAK6 Investments, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  /x/
                                                                      (b)  / /

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED           / /
         PURSUANT TO ITEMS 2(d) OR 2(E)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
 NUMBER OF                 7    SOLE VOTING POWER
  SHARES
BENEFICIALLY               ----------------------------------------------------
 OWNED BY                  8    SHARED VOTING POWER
   EACH
 REPORTING                      341,400 shares
PERSON WITH                ----------------------------------------------------
                           9    SOLE DISPOSITIVE POWER


                           ----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                341,400 shares
-------------------------------------------------------------------------------
11       AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY EACH REPORTING PERSON

         341,400 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                     / /
         EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.4%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
================================================================================

CUSIP No. 45031W 10 7                                             Page 6 of 11

                                  SCHEDULE 13D

===============================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  PEAK6, LLC
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  /x/
                                                                      (b)  / /

-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

         WC
-------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED           / /
         PURSUANT TO ITEMS 2(d) OR 2(E)
-------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
 NUMBER OF                 7    SOLE VOTING POWER
  SHARES
BENEFICIALLY               ----------------------------------------------------
 OWNED BY                  8    SHARED VOTING POWER
   EACH
 REPORTING                      341,400 shares
PERSON WITH                ----------------------------------------------------
                           9    SOLE DISPOSITIVE POWER


                           ----------------------------------------------------
                           10   SHARED DISPOSITIVE POWER

                                341,400 shares
-------------------------------------------------------------------------------
11       AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY EACH REPORTING PERSON

         341,400 shares
-------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                     / /
         EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         8.4%
-------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
================================================================================

CUSIP No. 45031W 10 7                                              Page 7 of 11

                                 SCHEDULE 13-D/A
                               Amendment Number 1
                              I Sector Corporation
                Filed by PEAK6 Capital Management, LLC ("PEAK6"),
               PEAK6 Investments, L.P. ("LP"), PEAK6, LLC ("LLC"),
     Jennifer J. Makowiec ("Makowiec"), and Matthew N. Hulsizer ("Hulsizer")


Items 3-5 Inclusive for PEAK6:

Item 3.       Source and Amount of Funds or Other Considerations:

              All acquisitions of the common stock of the Issuer were acquired by PEAK6 using working capital funds.

Item 4.       Purpose of Transaction:

              Investment purposes. PEAK6 does have an intent to acquire additional securities of the Issuer if such additional securities become available at a price PEAK6 considers reasonable.

Item 5.       Interest in Securities of the Issuer.

              (a) PEAK6 owns 341,400 shares of Issuer directly, which is 8.4% of the outstanding common stock of Issuer.

              (b) PEAK6 has sole voting power and sole dispositive power with respect to such 341,400 shares of common stock of Issuer.

              (c) In the past sixty days, PEAK6 has made the following open market transactions in the Issuer's stock, all effectuated in their own account located in Chicago, Illinois:

              Purchases
              DATE - 2001              # OF SHARES                 SHARE PRICE
              -----------              -----------                 -----------

              March 1                   1,000                      $1.0625
              March 5                   6,000                      $1.125
              March 8                   2,000                      $1.0625
              March 13                  4,000                      $1.0313
              March 13                  8,900                      $1.0625
              March 15                  1,000                      $1.0313
              March 15                  5,000                      $1.0625
              March 20                  5,000                      $1.0938
              March 23                  3,500                      $1.0625
              March 27                  2,000                      $1.0625
              March 28                  4,400                      $1.0625
              March 29                 14,300                      $1.0625
              April 2                   3,100                      $1.0625
              April 6                   7,000                      $1.0625
              April 7                   7,000                      $1.04
              April 20                 10,900                      $1.04

CUSIP No. 45031W 10 7                                              Page 8 of 11


Items 3-5 Inclusive for the LP.

Item 3.       Source and Amount of Funds or Other Considerations.

              The LP indirectly owns the 341,400 shares of Issuer owned by PEAK6 by virtue of directly owning 100.00% of the membership interests of PEAK6 and being the managing member of PEAK6. See PEAK6's response to Item 3 herein.

Item 4.       Purpose of Transaction.

              The LP acquired its shares of common stock of Issuer for the same purposes as PEAK6. See PEAK6's response to Item 4 herein.

Item 5.       Interest in Securities of the Issuer.

              (a) By virtue of owning 100.00% of the outstanding membership interests of PEAK6, the LP beneficially owns the 341,400 shares of common stock of Issuer owned by PEAK6, which is 8.4% of the outstanding shares of Issuer.

              (b) By virtue of owning 100.00% of the outstanding membership interests of PEAK6, the LP has shared voting power and shared dispositive power with respect to the 341,400 shares of common stock of Issuer owned by PEAK6.

              (c) See PEAK6's response to Item 5(c) herein.

Items 3-5 Inclusive for the LLC.

Item 3.       Source and Amount of Funds or Other Considerations.

              The LLC indirectly owns the 341,400 shares of Issuer owned by PEAK6 by virtue of directly owning 82% of the LP and being the general partner of the LP. See PEAK6's response to Item 3 herein.

Item 4.       Purpose of Transaction.

              The LLC acquired its shares of common stock of Issuer for the same purposes as PEAK6. See PEAK6's response to Item 4 herein.

Item 5.       Interest in Securities of the Issuer.

              (a) By virtue of owning 82% of the LP, and all votes of the LP, the LLC beneficially controls the 341,400 shares of common stock of Issuer owned by PEAK6, which is 8.4% of the outstanding shares of Issuer.

              (b) By virtue of owning 82% of the LP, the LLC has shared voting power and shared dispositive power with respect to the 341,400 shares of common stock of Issuer owned by PEAK6.

              (c) See PEAK6's response to Item 5(c) herein.

CUSIP No. 45031W 10 7                                              Page 9 of 11


Items 3-5 Inclusive for Makowiec.

Item 3.       Source and Amount of Other Considerations.

              Makowiec is a managing member of the LLC. See PEAK6's and LP's responses to Item 3 herein.

Item 4.       Purpose of Transaction.

              Makowiec acquired her shares of common stock of Issuer for the same purposes as PEAK6. See response of PEAK6 to Item 4 herein.

Item 5.       Interest in Securities of the Issuer.

              (a) By virtue of being a managing member of LLC, Makowiec
                  beneficially controls the 341,400 shares of common stock of Issuer owned by PEAK6. The LLC is the general partner of the LP, which owns 100.00% of the membership interests of PEAK6.

              (b) By virtue of being a managing member of the LLC, Makowiec has shared voting power and shared dispositive power with respect to the 341,400 shares of common stock of Issuer owned by PEAK6.

Items 3-5 Inclusive for Hulsizer.

Item 3.       Sources and Amount of Funds or Other Consideration.

              Hulsizer is a managing member of the LLC. See responses of PEAK6 to Item 3 herein.

Item 4.       Purpose of the Transaction.

              Hulsizer acquired the shares of common stock of Issuer for the same purposes as PEAK6. See response of PEAK6 to Item 4 herein.

Item 5.       Interest in Securities of the Issuer.

              (a) By virtue of being a managing member of the LLC, Hulsizer beneficially controls the 341,400 shares of common stock of Issuer owned by PEAK6. The LLC is the general partner of the LP, which owns 100.00% of PEAK6.


              (b) By virtue of being a managing member of the LLC, Hulsizer has shared voting power and shared dispositive power with respect to the 341,400 shares of common stock of Issuer owned by PEAK6.

              (c) See PEAK6's response to Item 5(c) herein.


              A joint filing statement is filed as an exhibit to this Schedule 13D/A.

CUSIP No. 45031W 10 7                                              Page 10 of 11


Signatures.

         After reasonable inquiry and to the best of our knowledge and belief, and undersigned certify that the information set forth in this statement is true.

May 3, 2001

                                        PEAK6 CAPITAL MANAGEMENT, LLC


                                        By: PEAK6 Investments, L.P., its
                                        managing member

                                        By: PEAK6, LLC, its general partner

                                        By: /s/ Jennifer J. Makowiec
                                            ------------------------
                                            Jennifer J. Makowiec
                                            Managing Member

                                        By: /s/Matthew N. Hulsizer
                                            ------------------------
                                            Matthew N. Hulsizer
                                            Managing Member

                                        PEAK6 INVESTMENTS, L.P.

                                        By: PEAK6, LLC, its general partner

                                        By: /s/ Jennifer J. Makowiec
                                            ------------------------
                                            Jennifer J. Makowiec
                                            Managing Member

                                        By: /s/Matthew N. Hulsizer
                                            ------------------------
                                            Matthew N. Hulsizer
                                            Managing Member


                                        PEAK6, LLC

                                        By: /s/ Jennifer J. Makowiec
                                            ------------------------
                                            Jennifer J. Makowiec
                                            Managing Member

                                        By: /s/Matthew N. Hulsizer
                                            ------------------------
                                            Matthew N. Hulsizer
                                            Managing Member



                                        /s/ Jennifer J. Makowiec
                                        ----------------------------
                                        Jennifer J. Makowiec


                                        /s/Matthew N. Hulsizer
                                        ----------------------------
                                        Matthew N. Hulsizer

CUSIP No. 45031W 10 7                                              Page 11 of 11


                            EXHIBIT TO SCHEDULE 13D/A
                               AMENDMENT NUMBER 1
                                       OF
                    JENNIFER J. MAKOWIEC, MATTHEW N. HULSIZER
                    PEAK6, LLC, PEAK6 CAPITAL MANAGEMENT, LLC
                           AND PEAK6 INVESTMENTS, L.P.

                             JOINT FILING AGREEMENT

         PEAK6 Capital Management, LLC ("PEAK6"), PEAK6 Investments, L.P. ("LP"), PEAK6, LLC ("LLC"), Jennifer J. Makowiec ("Makowiec"), and Matthew N. Hulsizer ("Hulsizer") hereby agree that the Schedule 13D to which this statement is attached is filed on behalf of PEAK6, the LP, the LLC, Makowiec, and Hulsizer, and that any amendments to this Schedule 13D may be filed on behalf of PEAK6, the LP, the LLC, Makowiec and Hulsizer.

                                           PEAK6 CAPITAL MANAGEMENT, LLC

                                           By: PEAK6 INVESTMENTS, L.P.,
                                                 its managing member

                                           By: PEAK6, LLC, its general partner

                                           By: /s/ Jennifer J. Makowiec
                                               ------------------------
                                               Jennifer J. Makowiec
                                               Managing Member

                                           By: /s/Matthew N. Hulsizer
                                               ------------------------
                                               Matthew N. Hulsizer
                                               Managing Member

                                           PEAK6 INVESTMENTS, L.P.

                                           By: PEAK6, LLC, its general partner

                                           By: /s/ Jennifer J. Makowiec
                                               ------------------------
                                               Jennifer J. Makowiec
                                               Managing Member

                                           By: /s/Matthew N. Hulsizer
                                               ------------------------
                                               Matthew N. Hulsizer
                                               Managing Member

                                           PEAK6, LLC

                                           By: /s/ Jennifer J. Makowiec
                                               ------------------------
                                               Jennifer J. Makowiec
                                               Managing Member

                                           By: /s/Matthew N. Hulsizer
                                               ------------------------
                                               Matthew N. Hulsizer
                                               Managing Member



                                           /s/ Jennifer J. Makowiec
                                           ----------------------------
                                           Jennifer J. Makowiec

                                           /s/Matthew N. Hulsizer
                                           ----------------------------
                                           Matthew N. Hulsizer